EXHIBIT 15


            May 8, 1998


            To Mirage Resorts, Incorporated

            We are aware that Mirage Resorts, Incorporated has incorporated by reference in its Registration Statements on Form S-8 (File No. 33-16037), on Form S-8 (File No. 33-48394), on Form S-8 (File No. 33-63804), on Form S-8 (File No. 33-60183) and on Form S-3 (File No. 333-39029) its Form 10-Q for the quarter ended March 31, 1998 which includes our report dated May 8, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of these registration statements or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

            Very truly yours,



            ARTHUR ANDERSEN LLP